Exhibit 5.2

Faegre Baker Daniels LLP
600 East 96th Street Suite 600
 Indianapolis Indiana 46240-3789
 Phone +1 317 569 9600
 Fax +1 317 569 4800

May 31, 2013

Meritor, Inc.
2135 West Maple Road
Troy, MI 48084

Ladies and Gentlemen:

     We have acted as Indiana counsel for Meritor, Inc., an Indiana corporation (the "Company"), in connection with the issuance and sale by the Company of $275,000,000 aggregate principal amount of its 6-3/4% Notes due 2021 (the "Notes"). In that capacity we have reviewed:

     (a) The Registration Statement on Form S-3, Registration Nos. 333-179405 (the "Registration Statement"), of the Company and the Prospectus constituting a part thereof, dated November 29, 2012, relating to the issuance from time to time of debt and equity securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act");

     (b) The Prospectus Supplement, dated May 28, 2013, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 promulgated under the 1933 Act (the "Prospectus Supplement"); and

     (c) The Sixth Supplemental Indenture, dated as of May 31, 2013, between the Corporation and The Bank of New York Mellon Trust Company, as trustee, including the form of Notes attached thereto (the "Supplemental Indenture").

     For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

Meritor, Inc.	-2-	May 31, 2013

     On the basis of and subject to the foregoing, we are of the opinion that the Company has the corporate authority under Indiana law to execute and deliver the Supplemental Indenture and the Notes.

     We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

Yours very truly,

/s/ FAEGRE BAKER DANIELS LLP